Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-132747

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)

Bearish Return Optimization Securities	$8,650,000	$265.56

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PROSPECTUS SUPPLEMENT (To Prospectus dated March 27, 2006)
Bearish Return Optimization Securities
UBS AG $8,650,000 Securities linked to the KBW Mortgage Finance IndexSM due August 8, 2008
Issuer (Booking Branch):
UBS AG (Jersey Branch)
Maturity Date:
August 8, 2008 (Investment term of 12 months).
Initial Minimum Investment:
10,000 Securities at a principal amount of $10 per Security ($100,000).
Coupon:
We will not pay you interest during the term of the Securities.
Underlying Index:
The return on the Securities is linked to the performance of the KBW Mortgage Finance IndexSM (the “Index”).
Payment at Maturity:
At maturity, you will receive a cash payment per $10 principal amount of the Securities based on the Index Return.

➢
If the Index Return is negative, you will receive a positive return on your Securities equal to the Index Return multiplied by –3, up to a maximum gain of 28.20%. For example, if the Index declines by 4% over the term of the Securities (an Index Return of –4%), you will receive a positive return of 12% (–4% x –3) on the Securities. If the Index Return is positive, you will lose some or all of your principal. The payment at maturity will be reduced by 1% for every 1% gain in the Index. For example, if the Index increases by 20% over the term of the Securities (an Index Return of 20%), you will lose 20% of your principal.

For a description of how your payment at maturity will be calculated, see “What are the steps to calculate payment at maturity?” on page S-4 and “Specific Terms of the Securities — Payment at Maturity” on page S-16.
If the level of the Index increases over the term of the Securities, you will lose some or all of your principal amount.
Index Return:
Index Ending Level — Index Starting Level Index Starting Level
Index Starting Level:
79.32, an intra-day level of the Index on August 2, 2007 (the “trade date”), as determined by the calculation agent.
Index Ending Level:
The Index Ending Level will be the closing level of the Index on August 5, 2008 (the “final valuation date”).
No Listing:
The Securities will not be listed or displayed on any securities exchange or any electronic communications network.
CUSIP Number:
902619428
ISIN Number:
US9026194285
To help investors identify appropriate structured investment products (“Structured Products”), UBS organizes its Structured Products into four categories: Protection Strategies, Optimization Strategies, Performances Strategies, and Leverage Strategies. The Securities are classified by UBS as an Optimization Strategy for this purpose. For a more detailed description of each of the four categories, please see “Structured Product Categorization” on page S-3.
See “Risk Factors” beginning on page S-7 for risks related to an investment in the Securities.
The offering is registered with the Securities and Exchange Commission. Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.
The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

	Price to Public	Underwriting Discount	Proceeds to UBS AG
Per Security	100%	1.25%	98.75%
Total	$8,650,000	$108,125	$8,541,875

UBS Investment Bank	UBS Financial Services Inc.
Prospectus Supplement dated August 2, 2007

Prospectus Supplement Summary
The following is a summary of terms of the Securities, as well as a discussion of factors you should consider before purchasing the Securities. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries.
What are the Bearish Return Optimization Securities?
The Bearish Return Optimization Securities (the “Securities”) are medium-term notes issued by UBS that are designed for investors who want to hedge their exposure to the U.S. mortgage finance industry through an investment linked to the KBW Mortgage Finance IndexSM (the “Index”). If the Index Return is negative over the term of the Securities, at maturity investors will receive their principal plus a positive return equal to 3× the negative return up to a maximum gain of 28.20%. If the Index Return is positive over the term of the Securities, at maturity investors will lose 1% of their principal for each 1% positive return. Investors must also be willing to forego interest payments on the Securities.
The return on the Securities is linked to the performance of the Index. At maturity, you will receive a cash payment per $10 principal amount of the Securities based on the Index Return.
•	If the Index Return is negative, you will receive a positive return on your Securities equal to the Index Return multiplied by –3, up to a maximum gain of 28.20% on your Securities. For example, if the Index declines by 4% over the term of the Securities (an Index Return of –4%), you will receive a positive return of 12% (–4% × –3) on the Securities.
•	If the Index Return is positive, you will lose some or all of your principal. The payment at maturity will be reduced by 1% for every 1% gain in the Index. For example, if the Index increases by 20% over the term of the Securities (an Index Return of 20%), you will lose 20% of your principal.
If the level of the Index increases over the term of the Securities, you will lose some or all of your principal amount.
For a description of how the Index Return and your payment at maturity will be calculated, see “What are the steps to calculate payment at maturity?” on page S-4 and “Specific Terms of the Securities — Payment at Maturity” on page S-16.
Selected Purchase Considerations
•	Exposure to Negative Index Returns—The Securities are designed for investors who want to hedge their exposure to the U.S. mortgage finance industry and believe that the Index will decrease over the term of the Securities and who are willing to risk losing some or all of their principal amount if the level of the Index increases over the term of the Securities. You will receive a positive return on your Securities only if the Index declines over the term of your Securities.
•	Enhanced Return Potential—The Securities offer an investor the opportunity to benefit from declines in the Index. If the Index Return is negative, your return on the Securities will be the absolute value of three times the negative Index Return up to a maximum return on your Securities of 28.20%.
•	Minimum Investment—Your minimum investment is 10,000 Securities at a principal amount of $10.00 per Security (for a total minimum purchase price of $100,000). Purchases in excess of the minimum amount may be made in integrals of one Security at a principal amount of $10.00 per Security. Purchases and sales made in the secondary market are not subject to the minimum investment of 10,000 Securities.
•	Diversification—The Securities may provide diversification within the equity portion of your portfolio through exposure to the Index.

Selected Risk Considerations
An investment in the Securities involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” on page S-7.
•	You may lose some or all of your principal—The return on the Securities depends on the Index declining in value and you will lose some or all of your investment if the Index level increases. The payment to you at maturity will be reduced by 1% for every 1% gain in the Index.
•	Your appreciation potential is limited—If the Index Return is negative, you will receive a positive return on your Securities equal to the Index Return multiplied by –3, up to a maximum gain on the Securities of 28.20%. Therefore, you will not benefit from any negative Index Return in excess of 9.40% (that is, one-third of the maximum gain on the Securities). As a result, the maximum payment at maturity for each $10 principal amount of the Securities will be $12.82 (based on the maximum gain).
•	No interest or dividend payments—You will not receive any interest payments on the Securities and you will not receive or be entitled to receive any dividend payments or other distributions on the securities included in the Index (the “Index Constituent Stocks”).
•	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding any offering of the Securities. Any such research, opinions or recommendations could affect the value of the Index or the stocks included in the Index, and therefore the market value of the Securities.
•	There may be little or no secondary market in the Securities—The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Securities, although they are not required to do so and may stop making a market at any time. If you sell your Securities prior to maturity, you may have to sell them at a substantial loss.
The Securities may be a suitable investment for you if:
•	You believe that the Index Return will be negative (and therefore you would receive a positive return on your investment).
•	You are willing to make an investment where you could lose some or all of your principal amount.
•	You are willing to hold the Securities to maturity.
•	You do not seek current income from this investment.
•	You have exposure to the U.S. mortgage finance industry and would like to hedge your exposure through an investment linked to the KBW Mortgage Finance IndexSM.
The Securities may not be a suitable investment for you if:
•	You believe that the Index Return will be positive (and therefore you would either realize no return on your investment or lose money on your investment if the Index Return is positive).
•	You seek an investment that offers principal protection.
•	You seek an investment whose return is not capped at 28.20%.
•	You seek current income from your investment.
•	You seek an investment for which there will be an active secondary market.
•	You are unable or unwilling to hold the Securities to maturity.
•	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

What are the tax consequences of the Securities?
In the opinion of our counsel, Sullivan & Cromwell LLP, the Securities should be treated as a pre-paid derivative contract with respect to the Index. The terms of your Securities require you and us (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat your Securities for all tax purposes in accordance with such characterization. If your Securities are so treated, you should generally recognize capital gain or loss upon the maturity of your Securities (or upon your sale, exchange or other disposition of your Securities prior to their maturity) equal to the difference between the amount realized and the amount you paid for your Securities. Such gain or loss generally should be long-term capital gain or loss if you hold your Securities for more than one year.
For a more complete discussion of the U.S. federal income tax consequences of your investment in the Securities, see “Supplemental U.S. Tax Considerations” on page S-23.
Structured Product Characterization
To help investors identify appropriate investment products (“structured products”), UBS organizes its structured products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Securities are classified by UBS as an Optimization Strategy for this purpose. The description below is intended to describe generally the four categories of structured products and the types of protection that may be offered on those products. This description should not be relied upon as a description of any particular structured product.
•	Protection Strategies are structured to provide investors with a high degree of principal protection at maturity, periodic coupons or a return at maturity with the potential to outperform traditional fixed income instruments. These structured products are designed for investors with low to moderate risk tolerances.
•	Optimization Strategies are structured to optimize returns or yield within a specified range. These structured products are designed for investors with moderate to high risk tolerances. Optimization Strategies may be structured to provide no principal protection, partial protection or contingent protection.
•	Performance Strategies are structured to be strategic alternatives to index funds or exchange traded funds or to allow efficient access to new markets. These structured products are designed for investors with moderate to high risk tolerances. Performance Solutions may be structured to provide no principal protection, partial protection or contingent protection.
•	Leverage Strategies are structured to provide leveraged exposure to the performance of an underlying asset. These structured products are designed for investors with high risk tolerances.
“Partial protection”, if applicable, provides principal protection against a decline in the price or level of the underlying asset down to a specified threshold; investors will lose 1% of principal for every 1% decline in the price or level of the underlying asset below the specified threshold.
“Contingent protection”, if applicable, provides principal protection at maturity as long as the price or level of the underlying asset does not trade below a specified threshold; if the price or level of the asset declines below the specified threshold at any time during the term of the notes, all principal protection is lost and the investor will have full downside exposure to the price or level of the underlying asset. In order to benefit from any type of principal protection, investors must hold the security to maturity.
Classification of structured products into categories is not intended to guarantee particular results or performance.

What are the steps to calculate payment at maturity?
Set forth below is an explanation of the steps necessary to calculate the payment at maturity on the Securities.
Step 1:	Calculate the Index Return.
The Index Return, which may be positive or negative, is the difference between the closing level of the Index on the final valuation date and on the trade date, expressed as a percentage of the closing level of the Index on the trade date, calculated as follows:

Index Return =	Index Ending Level – Index Starting Level Index Starting Level
where the “Index Starting Level” is 79.32, an intra-day level of the Index on the trade date, as determined by the calculation agent, and the “Index Ending Level” is the closing level of the Index on the final valuation date.
Step 2:	Calculate the Adjusted Index Return on the Securities.
The Adjusted Index Return is based on the Index Return, which may be positive or negative:
(1)	If the Index Return is negative:
Adjusted Index Return = (Index Return × –3), up to a maximum gain of 28.20%.
(2)	If the Index Return is positive:
Adjusted Index Return = (Index Return × –1)
Step 3:	Calculate the cash payment at maturity.
Payment at maturity = principal amount of the Securities + (principal amount of the Securities × Adjusted Index Return)
How do the Securities perform at Maturity?
Hypothetical Examples
Assumptions:
Index Starting Level:
79.32
Principal amount of the Securities:
$10
Maximum gain on the Securities:
28.20%
Maximum Payment at Maturity:
$12.82
*	Potential gains on the Securities at maturity will be calculated by multiplying any negative Index Return by –3 up to the maximum gain on the Securities, which is 28.20%. Therefore, an original investor in the Securities will not participate in any negative Index Return of more than –9.40% at maturity.

Example 1 — On the final valuation date, the Index closes 5% below its starting level of 79.32.
Since the Index Return is –5%, you receive a positive return equal to three times the decline in the Index, up to the 28.20% maximum gain on the Securities.
Adjusted Index Return = (Index Return × –3) = (–5% × –3) = 15%
Your total cash payment at maturity would therefore be $11.50 (a 15% total return on investment) which includes:

➢ Principal amount	$10.00
➢ Principal amount × Adjusted Index Return	$1.50	($10.00 × 15%)
Total:	$11.50
Example 2 — On the final valuation date, the Index closes 20% below its starting level of 79.32.
Since the Index Return is –20%, you receive a positive return equal to three times the decline in the Index, up to the 28.20% maximum gain on the Securities.
Adjusted Index Return = (Index Return × –3) = (–20% × –3) = 60%, up to the 28.20% maximum gain on the Securities = 28.20%
Your total cash payment at maturity would therefore be limited to $12.82 (a 28.20% total return on investment) which includes:

➢ Principal amount	$10.00
➢ Principal amount × Adjusted Index Return	$2.82	($10.00 × 28.20%)
Total:	$12.82	(this is the maximum payment on the Securities)
Example 3 — On the final valuation date, the Index closes 20% above its starting level of 79.32.
Since the Index Return is 20% on the final valuation date, your investment is exposed to the appreciation of the Index.
Adjusted Index Return = (Index Return × –1) = (20% × –1) = –20%
Your total cash payment at maturity would therefore be $8.00 (a 20% loss on investment) which includes:

➢ Principal amount	$10.00
➢ Principal amount × Adjusted Index Return	$-2.00	($10.00 × -20%)
Total:	$8.00

Hypothetical Performance of the Securities at Maturity
Assumptions:
Index:
KBW Mortgage Finance IndexSM
Principal amount of the Securities:
$10
Term:
12 months
Maximum gain on the Securities:
28.20%
Index performance:
100% to –100% for table
40% to –40% for graph

Index Performance	Performance of the Securities
Index Return at Maturity*	Security Payment at Maturity*	Note Return*
100%	$0.00	–100.0%
80%	$2.00	–80.0%
60%	$4.00	–60.0%
50%	$5.00	–50.0%
40%	$6.00	–40.0%
30%	$7.00	–30.0%
20%	$8.00	–20.0%
10%	$9.00	-10.0%
5%	$9.50	-5.0%
0%	$10.00	0.0%
–5%	$11.50	15.0%
–9.40%	$12.82	28.2%
–15%	$12.82	28.2%
–20%	$12.82	28.2%
–40%	$12.82	28.2%
–60%	$12.82	28.2%
–80%	$12.82	28.2%
–100%	$12.82	28.2%
*	Values have been rounded for ease of anaylsis.

Risk Factors
The return on the Securities is linked to the performance of the Index. Investing in the Securities is not equivalent to investing directly in the Index. This section describes the most significant risks relating to the Securities.We urge you to read the following information about these risks, together with the other information in this prospectus supplement and the accompanying prospectus, before investing in the Securities.
The return on the Securities depends on the Index declining in value and you will lose some or all of your principal if the Index level increases.
The Securities differ from ordinary debt securities in that we will not pay you interest on the Securities or a fixed amount at maturity. Your cash payment at maturity will be based on the Index Return, which may be positive or negative. A positive Index Return will reduce your cash payment at maturity below your principal. If the level of the Index increases over the term of the Securities, you will lose some or all of your principal amount.
See “What are the steps to calculate payment at maturity?” on page S-4.
Your maximum gain on the Securities at maturity is 28.20%.
Your payment at maturity is based on the Index Return. If the Index Return is negative, you will receive a positive return on your Securities equal to the Index Return multiplied by –3, up to the maximum gain on the Securities of 28.20%. Since the maximum gain on the Securities is 28.20%, you will not benefit from a negative Index Return in excess of 9.40% (which is equal to one-third of the maximum gain on the Securities).
The market value of the Securities may be influenced by unpredictable factors.
The market value of your Securities may fluctuate between the date you purchase them and the final valuation date, when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Securities. We expect that generally the level of the Index on any day will affect the market value of the Securities more than any other single factor. Other factors that may influence the market value of the Securities include:
•	the volatility of the Index (i.e., the frequency and magnitude of changes in the level of the Index);
•	the market price of the Index Constituent Stocks;
•	the dividend rate paid on the Index Constituent Stocks (while no dividends are paid to holders of the Securities, dividend payments on the Index Constituent Stocks may influence the value of the Index Constituent Stocks and the level of the Index, and therefore affect the market value of the Securities);
•	supply and demand for the Securities, including inventory positions with UBS Securities LLC or any other market-maker;
•	interest rates in the market;
•	the time remaining to the maturity of the Securities;
•	the creditworthiness of UBS; and
•	economic, financial, political, regulatory, judicial or other events that affect the level of the Index or the market price of the Index Constituent Stocks or that affect stock markets generally.
There may not be an active trading market in the Securities — Sales in the secondary market may result in significant losses.
You should be willing to hold your Securities to maturity. There may be little or no secondary market for the Securities. The Securities will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and other affiliates of UBS currently intend to make a market for the Securities, although they are not required to do so. UBS Securities LLC or any other affiliate of UBS may stop any such market-making activities at any time. Even if a secondary market for the Securities develops, it may not provide significant liquidity or trade at prices advantageous to you.
If you sell your Securities before maturity, you may have to do so at a substantial principal discount from the issue price, and as a result you may suffer substantial losses.
Owning the Securities is not the same as holding a short position in the Index Constituent Stocks.
The return on your Securities may not reflect the return you would realize if you actually held a short position in the Index Constituent Stocks. This is because the level of the Index is calculated by reference to the prices of the Index Constituent Stocks without taking into consideration the value of dividends paid on those stocks.
Even if the level of the Index decreases during the term of the Securities, the market value of the Securities may not increase by the same amount. It is also possible for the level of the Index to decrease while the market value of the Securities declines.
The Index Constituent Stocks are concentrated in one industry.
All of the Index Constituent Stocks are issued by companies whose primary lines of business are directly associated with the U.S. mortgage finance industry. As a result, an investment in the Securities will be concentrated in one industry.
Changes that affect the Index will affect the market value of the Securities and the amount you will receive at maturity.
The policies of Keefe, Bruyette & Woods, Inc. (the “Index Sponsor”) concerning the calculation of the Index, additions, deletions or substitutions of the Index Constituent Stocks and the manner in which changes affecting the Index Constituent Stocks or the issuers of the Index Constituent Stocks, such as stock dividends, reorganizations or mergers, are reflected in the Index, could affect the Index and, therefore, could affect the amount payable on the Securities at maturity, and the market value of the Securities prior to maturity. The amount payable on the Securities and their market value could also be affected if the Index Sponsor changes these policies, for example, by changing the manner in which it calculates the Index, or if the Index Sponsor discontinues or suspends calculation or publication of the Index, in which case it may become difficult to determine the market value of the Securities. If events such as these occur or if the Index Ending Level is not available because of a market disruption event or for any other reason and no successor index is selected, the calculation agent — which initially will be UBS Securities LLC, an affiliate of UBS — may determine the Index Ending Level or fair market value of the Securities — and, thus, the amount payable at maturity — in a manner it considers appropriate, in its sole discretion.
The formula for determining your payment at maturity does not take into account all developments in the Index.
Changes in the Index during the term of the Securities before the final valuation date will not be reflected in the calculation of your payment at maturity. The calculation agent will calculate your payment at maturity by comparing only the level of the Index on the trade date and the level of the Index on the final valuation date. No other levels will be taken into account. As a result, you will lose some or most of your investment even if the Index has fallen at certain times during the term of the Securities before rising to a level above its starting level on the final valuation date.
The inclusion of commissions and compensation in the original issue price is likely to adversely affect secondary market prices.
Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the Securities in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price included, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the Securities. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.
Trading and other transactions by UBS or its affiliates in the Index Constituent Stocks, futures, options, exchange-traded funds or other derivative products on the Index Constituent Stocks or the Index, may impair the market value of the Securities.
As described below under “Use of Proceeds and Hedging” on page S-21, we or one or more affiliates may hedge our obligations under the Securities by purchasing the Index Constituent Stocks, futures or options on the Index Constituent Stocks or the Index, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Index Constituent Stocks or the Index, and we may adjust these hedges by, among other things, purchasing or selling the Index Constituent Stocks, futures, options or exchange-traded funds or other derivative instruments at any time. Although they are not expected to, any of these hedging activities may affect the market price of the Index Constituent Stocks and the level of the Index and, therefore, the market value of the Securities. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Securities declines.
We or one or more of our affiliates may also engage in trading in the Index Constituent Stocks and other investments relating to the Index Constituent Stocks or the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block trades. Any of these activities could affect the market price of the Index Constituent Stocks, and the level of the Index and, therefore, the market value of the Securities. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Index Constituent Stocks or the Index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Securities.
UBS and its affiliates have no affiliation with the Index Sponsor and are not responsible for their public disclosure of information.
UBS and its affiliates are not affiliated with the Index Sponsor in any way (except for licensing arrangements discussed below in “The KBW Mortgage Finance IndexSM” beginning on page S-12) and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Index. If the Index Sponsor discontinues or suspends the calculation of the Index, it may become difficult to determine the market value of the Securities or the amount payable at maturity. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the Index exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion. See “Specific Terms of the Securities — Market Disruption Event” on page S-17 and “Specific Terms of the Securities — Discontinuance of or Adjustment to the Index; Alteration of Method of Calculation” on page S-20. The Index Sponsor is not involved in the offer of the Securities in any way and has no obligation to consider your interest as an owner of Securities in taking any actions that might affect the value of your Securities.
We have derived the information about the Index in this prospectus supplement from publicly available information, without independent verification. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Index contained in this prospectus supplement. You, as an investor in the Securities, should make your own investigation into the Index.

Historical performance of the Index should not be taken as an indication of the future performance of the Index during the term of the Securities.
The trading prices of the Index Constituent Stocks will determine the Index level. As a result, it is impossible to predict whether, or the extent to which, the level of the Index will rise or fall. Trading prices of the Index Constituent Stocks will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of the Index Constituent Stocks and the level of the Index. Accordingly, the historical performance of the Index should not be taken as an indication of the future performance of the Index.
The business activities of UBS or its affiliates may create conflicts of interest.
As noted above, UBS and its affiliates expect to engage in trading activities related to the Index and the Index Constituent Stocks that are not for the account of holders of the Securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the Securities and the interests UBS and its affiliates will have in their proprietary accounts in facilitating transactions, including block trades and options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the level of the Index, could be adverse to the interests of the holders of the Securities.
UBS and its affiliates may, at present or in the future, engage in business with the issuers of the Index Constituent Stocks, including making loans or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between the obligations of UBS AG or another affiliate of UBS AG and the interests of holders of the Securities. Any of these activities by UBS AG, UBS Securities LLC or other affiliates may affect the market price of the Index Constituent Stocks and/or the level of the Index and, therefore, the market value of the Securities.
We and our affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities. Any such research, opinions or recommendations could affect the level of the underlying assets, index or indices to which the Securities are linked or the market value of the Securities.
UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Additionally, UBS and its affiliates have recently published research or other opinions that calls into question the investment view implicit in the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying assets, index or indices to which the Securities are linked.
Significant aspects of the tax treatment of the Securities are uncertain.
Significant aspects of the tax treatment of the Securities are uncertain. We do not plan to request a ruling from the Internal Revenue Service regarding the tax treatment of the Securities, and the Internal Revenue Service or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section entitled “What are the tax consequences of the Securities?” in the summary section on page S-3, “Supplemental U.S. Tax Considerations” on page S-23, and the section “U.S. Tax Considerations” in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

You will not receive interest payments on the Securities or dividend payments on the Index Constituent Stocks or have shareholder rights in the Index Constituent Stocks.
You will not receive any periodic interest payments on the Securities and you will not receive any dividend payments or other distributions on the Index Constituent Stocks. As a holder of the Securities, you will not have voting rights or any other rights that holders of the Index Constituent Stocks may have.
The calculation agent can postpone the determination of the Index Ending Level or the maturity date if a market disruption event occurs on the final valuation date.
The determination of the Index Ending Level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date. If such a postponement occurs, the calculation agent will use the closing level of the Index on the first business day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date be postponed by more than ten business days. As a result, the maturity date for the Securities could also be postponed, although not by more than ten business days.
If the determination of the Index Ending Level on the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Index Ending Level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Index Ending Level that would have prevailed in the absence of the market disruption event. See “Specific Terms of the Securities — Market Disruption Event” on page S-17.
There are potential conflicts of interest between you and the calculation agent.
Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount of your payment at maturity on the Securities. We may change the calculation agent after the original issue date without notice. For a fuller description of the calculation agent’s role, see “Specific Terms of the Securities — Role of Calculation Agent” on page S-20. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Index Constituent Stocks or the Index has occurred or is continuing on the final valuation date. This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability or the ability of any of our affiliates to unwind our hedge positions. Since this determination by the calculation agent will affect the payment at maturity on the Securities, the calculation agent may have a conflict of interest if it needs to make any such decision.

The KBW Mortgage Finance IndexSM
Index Description
The KBW Mortgage Finance IndexSM is a float-adjusted modified capitalization-weighted index of 24 companies designed to effectively represent the performance of the broad and diverse U.S. mortgage finance industry. The companies comprising the Index account for a large portion of the market capitalization of the U.S. mortgage finance industry and were selected to provide appropriate representation of the industry’s diverse sub-sectors, including pure mortgage players, mortgage insurers, title insurers, and banks and thrifts that have considerable mortgage loan portfolios in the United States. Keefe, Bruyette & Woods, Inc. (the “Index Sponsor”) evaluates the Index at least annually. The Index Sponsor began calculating the Index in 2000, and the Index has been listed on the Philadelphia Stock Exchange under the symbol “MFX” since July 22, 2005.
Index Calculation
The Index is calculated as a float-adjusted, modified market capitalization-weighted index, meaning that each of the component stocks represented in the Index is equal to its float-adjusted shares outstanding, multiplied by its current stock price as quoted on the NASDAQ or the New York Stock Exchange. Float-adjusted modified market capitalization weighting is achieved through quarterly rebalancing.
Based on the calculations as of the close on the Monday before the third Saturday of the last month in each calendar quarter, the Index rebalancing will be calculated according to the following rules:
➢	If any of the top four institutions’ index weightings have increased beyond 10%, their weighting will be reduced to a maximum of 8% in the quarterly rebalancing.
➢	If any of the remaining institutions’ weightings have increased beyond 5%, their weightings will be reduced to a maximum of 4.5% in the rebalancing.
➢	If any of the remaining institutions’ weightings have dropped below 6%, their weightings will be increased to the lesser of their float-adjusted capitalization weight or 8% in the rebalancing.
➢	If any of the institutions with unadjusted capitalization weights greater than 5% have declined in index weighting below 4%, their weightings will be increased to 4.5% in the rebalancing.
➢	Any excess weighting available will be reallocated to the smaller institutions and any weighting needed to increase weighting in the larger institutions will be taken from the smaller institutions in the same manner as in the initial allocation at the time of rebalancing.
➢	The rebalancing will be implemented at the close on the Friday before the third Saturday of the last month in each calendar quarter.

As of August 2, 2007, the actual weight of each Index Constituent Stock is as follows:

Ticker	Name	% Weight	Sector	Primary Exchange
FNM	Fannie Mae	10.31%	Financial	NYSE
FRE	Freddie Mac	8.75%	Financial	NYSE
WM	Washington Mutual Inc	8.19%	Financial	NYSE
CFC	Countrywide Financial Corp	7.23%	Financial	NYSE
NYB	New York Community Bancorp Inc	5.09%	Financial	NYSE
HCBK	Hudson City Bancorp Inc	4.47%	Financial	NASDAQ
WFSL	Washington Federal Inc	4.19%	Financial	NASDAQ
AF	Astoria Financial Corp	4.18%	Financial	NYSE
NAL	NewAlliance Bancshares Inc	4.06%	Financial	NYSE
FHN	First Horizon National Corp	4.05%	Financial	NYSE
PMI	PMI Group Inc/The	4.01%	Financial	NYSE
SOV	Sovereign Bancorp Inc	3.97%	Financial	NYSE
FNFG	First Niagara Financial Group Inc	3.76%	Financial	NASDAQ
DSL	Downey Financial Corp	3.55%	Financial	NYSE
BPOP	Popular Inc	3.52%	Financial	NASDAQ
FED	FirstFed Financial Corp	3.41%	Financial	NYSE
FNF	Fidelity National Financial Inc	3.37%	Financial	NYSE
MTG	MGIC Investment Corp	3.22%	Financial	NYSE
DHI	DR Horton Inc	3.15%	Consumer, Cyclical	NYSE
IMB	IndyMac Bancorp Inc	2.80%	Financial	NYSE
BKUNA	BankUnited Financial Corp	1.90%	Financial	NASDAQ
FBC	Flagstar Bancorp Inc	1.40%	Financial	NYSE
TRST	Trustco Bank Corp NY	0.72%	Financial	NASDAQ
CORS	Corus Bankshares Inc	0.70%	Financial	NASDAQ
Index Eligibility & Maintenance
The Index is calculated and maintained by the Index Sponsor. The Index Sponsor selects the Index Constituent Stocks on the basis of relevance to the mortgage finance industry and on certain trading criteria, including but not limited to stock price, stock price volatility, stock price correlation to index price, average daily trading volume, optionability of stock, market capitalization, country of origin, listed exchange and perceived viability of the company. The Index is designed and maintained so that financial instruments based on the Index will comply with necessary listing/maintenance criteria dictated by subsections (b) and (c) of Rule 1009A (Designation of the Index) on the Philadelphia Stock Exchange. Any Index Constituent Stock that fails to meet these standards will be replaced within the Index.
In the event that there is a change in the nature of any Index Constituent Stock that will change the overall market character of the Index, including delisting, merger, acquisition, or change of principal business, the Index Sponsor will take appropriate steps to remove the stock or replace it with another stock that would best represent the intended market character of the Index. The Index Sponsor reserves the authority to add one or more Index-eligible stocks on a quarterly basis, or to remove any Index Constituent Stock on a quarterly basis if it believes that such Index Constituent Stock no longer provides adequate representation of the mortgage finance industry, or no longer maintains the character of the Index. In the event that the Index Sponsor removes an Index Constituent Stock, the Index Sponsor may replace such Index Constituent Stock with an Index-eligible stock at any time, but is not required to do so.

Historical Closing Levels of the KBW Mortgage Finance IndexSM
Since the Index Sponsor began calculating the Index in 2000, it has experienced significant fluctuations. The historical Index levels do not give an indication of future performance of the Index. UBS cannot make any assurance that the future performance of the Index or the Index Constituent Stocks will result in holders of the Securities receiving a positive return on their investment. The closing level of the Index on August 2, 2007 was 79.32.
The graph below illustrates the performance of KBW Mortgage Finance IndexSM from January 31, 2000 through August 2, 2007.
Source: Bloomberg L.P.
License Agreement
The Index Sponsor and UBS have entered into a non-exclusive license agreement providing for the license to UBS, in exchange for a fee, of the right to use the Index, in connection with securities, including the Securities. The Index is owned and published by the Index Sponsor.
The license agreement between the Index Sponsor and UBS provides that the following language must be set forth in this prospectus supplement:
The “KBW Mortgage Finance IndexSM” is a service mark of the Index Sponsor and has been licensed for certain purposes by UBS. Such use is not sponsored, endorsed, sold or promoted by the Index Sponsor, and the Index Sponsor makes no representation regarding the advisability of investing in such a product.
The Index Sponsor does not guarantee the completeness of the Index, makes no express or implied warranties with respect to the Index and shall have no liability for any damages, claims, losses or expenses caused by errors in the Index calculation. The Index Sponsor makes no representation regarding the advisability of investing in options on the Index.

Valuation of the Securities
At maturity.  Your cash payment at maturity is based on the Index Return. If the Index Return is negative, you will receive a positive return on your Securities equal to the Index Return multiplied by –3, up to a maximum gain on the Securities of 28.20%. Therefore, the maximum payment at maturity for each $10 principal amount of the Securities will be $12.82. If the Index Return is positive, you will lose 1% of your principal for each percentage gain in the Index , and you will therefore lose some or all of your principal amount. For a description of how your payment at maturity will be calculated, see “What are the steps to calculate payment at maturity?” on page S-4 and “Specific Terms of the Securities — Payment at Maturity” on page S-16.
Prior to maturity.  You should understand that the market value of the Securities prior to maturity will be affected by several factors, many of which are beyond our control. We expect that, generally, the level of the Index on any day will affect the market value of the Securities more than any other single factor. Other factors that may influence the market value of the Securities include supply and demand for the Securities, the volatility of the Index, the level of interest rates and other economic conditions, as well as the perceived creditworthiness of UBS. See “Risk Factors” beginning on page S-7 for a discussion of the factors that may influence the market value of the Securities prior to maturity.

Specific Terms of the Securities
In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.
The Securities are part of a series of debt securities entitled “Medium Term Notes, Series A” that we may issue, from time to time, under the indenture more particularly described in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the Securities. Terms that apply generally to all Medium Term Notes, Series A are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.
Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Securities. If you have purchased the Securities in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.
We describe the terms of the Securities in more detail below. References to “Index” mean the KBW Mortgage Finance IndexSM.
Coupon
We will not pay you interest during the term of the Securities.
Denomination
Your minimum investment is 10,000 Securities at a principal amount at $10.00 per Security (for a total minimum purchase price of $100,000). Purchases in excess of the minimum amount may be made in integrals of one Note at a principal amount of $10.00 per Security. Purchases and sales made in the secondary market are not subject to the minimum investment of 10,000 Securities.
Payment at Maturity
At maturity, you will receive a cash payment per $10 principal amount of the Securities based on the Index Return.
•	If the Index Return is negative, you will receive a positive return on your Securities equal to the Index Return multiplied by –3, up to a maximum gain of 28.20% on your Securities. For example, if the Index declines by 4% over the term of the Securities (an Index Return of –4%), you will receive a positive return of 12% (–4% x –3) on the Securities.
•	If the Index Return is positive, you will lose some or all of your principal. The payment at maturity will be reduced by 1% for every 1% gain in the Index. For example, if the Index increases by 20% over the term of the Securities (an Index Return of 20%), you will lose 20% of your principal.
If the Index increases over the term of the Securities, you will lose some or all of your principal amount.
For each $10 principal amount of the Securities, we will pay you in cash an amount equal to $10 plus the product of $10 and the Adjusted Index Return.

The “Index Return” will be the difference between the closing level of the Index on the final valuation date and on the trade date, expressed as a percentage and calculated as follows:

Index Return =	Index Ending Level – Index Starting Level
Index Starting Level
where the “Index Starting Level” is 79.32, an intra-day level of the Index on the trade date, as determined by the calculation agent, and the “Index Ending Level” is the closing level of the Index on the final valuation date.
The “Adjusted Index Return” will be based on the Index Return, which may be positive or negative.
If the Index Return is negative:
Adjusted Index Return = (Index Return x –3), up to a maximum gain of 28.20%
If the Index Return is positive:
Adjusted Index Return = (Index Return x –1)
The payment at maturity for each Security will be calculated as follows:
Payment at maturity = principal amount of the Security + (principal amount of the Security x Adjusted Index Return)
See “What are the steps to calculate payment at maturity?” on page S-4.
Maturity Date
The maturity date will be August 8, 2008, unless that day is not a business day, in which case the maturity date will be the next following business day. If the third business day before this applicable day does not qualify as the final valuation date as determined in accordance with “ — Final Valuation Date” below, then the maturity date will be the third business day following such final valuation date. The calculation agent may postpone the final valuation date — and therefore the maturity date — if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under “ — Market Disruption Event” below.
Final Valuation Date
The final valuation date will be August 5, 2008, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the final valuation date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date for the Securities be postponed by more than 10 business days.
Market Disruption Event
The calculation agent will determine the Index Ending Level on the final valuation date. As described above, the final valuation date may be postponed, and thus the determination of the Index Ending Level may be postponed if the calculation agent determines that, on the final valuation date, a market disruption event has occurred or is continuing. If such a postponement occurs, the calculation agent will use the closing level of the Index on the first business day on which no market disruption event occurs or is continuing. In no event, however, will the determination of the Index Ending Level be postponed by more than ten business days.
If the determination of the Index Ending Level is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Index Ending Level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Index Ending Level.

Any of the following will be a market disruption event:
•	a suspension, absence or material limitation of trading in a material number of Index Constituent Stocks for more than two hours or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;
•	a suspension, absence or material limitation of trading in option or futures contracts relating to the Index or a material number of Index Constituent Stocks in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;
•	the Index is not published, as determined by the calculation agent in its sole discretion; or
•	in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect as described in the section entitled “Use of Proceeds and Hedging” on page S-21.
The following events will not be market disruption events:
•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or
•	a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any Index Constituent Stocks.
For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to the Index or any Index Constituent Stocks are traded will not include any time when that market is itself closed for trading under ordinary circumstances.
Redemption Price Upon Optional Tax Redemption
We have the right to redeem the Securities in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus. If we exercise this right, the redemption price of the Securities will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.
Default Amount on Acceleration
If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “ — Default Amount.”
For the purpose of determining whether the holders of our Series A medium-term notes, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Securities as the outstanding principal amount of that Security. Although the terms of the Securities may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Securities. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification and Waiver of Covenants.”

Default Amount
The default amount for the Securities on any day will be an amount, in U.S. Dollars for the principal of the Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:
•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking; plus
•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.
During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.
Default Quotation Period
The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:
•	no quotation of the kind referred to above is obtained; or
•	every quotation of that kind obtained is objected to within five business days after the due date as described above.
If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.
In any event, if the default quotation period and the subsequent two business days objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Securities.
Qualified Financial Institutions
For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:
•	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency; or
•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of or Adjustment to the Index; Alteration of Method of Calculation
If the Index Sponsor discontinues publication of the Index and it or any other person or entity publish a substitute index that the calculation agent determines is comparable to the Index and approves as a successor index, then the calculation agent will determine the Index Ending Level and the amount payable at maturity by reference to such successor index.
If the calculation agent determines that the publication of the Index is discontinued and that there is no successor index on the date when the ending level of the Index is required to be determined, the calculation agent will instead make the necessary determination by reference to a group of stocks or one or more indices and will apply a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.
If the calculation agent determines that the Index Constituent Stocks or the method of calculating the Index has been changed at any time in any respect that causes the Index not to fairly represent the value of the Index had such changes not been made or that otherwise affects the calculation of the Index Ending Level or the amount payable at maturity, then the calculation agent may make adjustments in this method of calculating the Index that it believes are appropriate to ensure that the level of the Index used to determine the amount payable on the maturity date is equitable. All determinations and adjustments to be made by the calculation agent with respect to the Index Ending Level and the amount payable at maturity or otherwise relating to the level of the Index may be made by the calculation agent in its sole discretion.
Manner of Payment and Delivery
Any payment on or delivery of the Securities at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.
Business Day
When we refer to a business day with respect to the Securities, we mean any day that is a business day of the kind described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the attached prospectus.
Modified Business Day
As described in “Description of Debt Securities We May Offer—Payment Mechanics for Debt Securities” in the attached prospectus, any payment on the Securities that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under “ — Maturity Date” and “ — Final Valuation Date” above.
Role of Calculation Agent
Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Securities without notice. The calculation agent will make all determinations regarding the value of the Securities at maturity, market disruption events, business days, the default amount, the Index Return, the Index Starting Level, the Index Ending Level and the amount payable in respect of your Securities. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.
Booking Branch
The Securities will be booked through UBS AG, Jersey Branch.

Use of Proceeds and Hedging
We will use the net proceeds we receive from the sale of the Securities for the purposes we describe in the attached prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Securities as described below.
In anticipation of the sale of the Securities, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to the Index and/or listed and/or over-the-counter options or futures on Index Constituent Stocks or listed and/or over-the-counter options, futures or exchange-traded funds on the Index prior to or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:
•	acquire or dispose of long or short positions of securities of issuers of the Index Constituent Stocks;
•	acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the Index or the value of the Index Constituent Stocks;
•	acquire or dispose of long or short positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the level of other similar market indices or stocks; or
•	any combination of the above three.
We or our affiliates may acquire a long or short position in securities similar to the Securities from time to time and may, in our or their sole discretion, hold or resell those securities.
We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of the Index Constituent Stocks, listed or over-the-counter options or futures on Index Constituent Stocks or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the Index or indices designed to track the performance of the Index or other components of the U.S. equity markets.
The hedging activity discussed above may adversely affect the market value of the Securities from time to time. See “Risk Factors” on page S-7 for a discussion of these adverse effects.

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

As of March 31, 2007 (unaudited)	CHF	USD
	(in millions)
Debt
Debt issued(1) .	369,303	303,713
Total Debt	369,303	303,713
Minority Interest(2)	6,156	5,063
Shareholders’ Equity	51,606	42,441
Total capitalization	427,065	351,216
(1)	Includes Money Market Paper and Medium-Term Notes as per Balance Sheet position based on the remaining maturities.
(2)	Includes Trust preferred securities.
Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = $0.82440 (the exchange rate in effect as of March 31, 2007).

Supplemental U.S. Tax Considerations
The following is a general description of certain United States federal tax considerations relating to the Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Securities and receiving payments of interest, principal and/or other amounts under the Securities. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.
The discussion below supplements the discussion under “U.S. Tax Considerations” in the attached prospectus. This discussion applies to you only if you hold your Securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:
•	a dealer in securities,
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,
•	a bank,
•	a life insurance company,
•	a tax-exempt organization,
•	a person that owns Securities as part of a straddle or a hedging or conversion transaction for tax purposes, or
•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.
This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.
If a partnership holds the Securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Securities.
Except as otherwise noted under “Non-United States Holders” below, this discussion is only applicable to you if you are a United States holder. You are a United States holder if you are a beneficial owner of a Security and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.
In the opinion of our counsel, Sullivan & Cromwell LLP, the Securities should be treated as a pre-paid derivative contract with respect to the Index and the terms of the Securities require you and us (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization. If the Securities are so treated, you should recognize capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and your tax basis in the Securities. In general, your tax basis in your Securities will be equal to the price you paid for it. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your Securities will generally begin on the date after the issue date (i.e., the settlement date) for your Securities and, if you hold your Securities until maturity, your holding period will generally include the maturity date.
Alternative Treatments.  Alternatively, it is possible that your Securities could be treated as a debt instrument subject to the special tax rules governing contingent debt instruments. If the Securities are so treated, you would be required to accrue interest income over the term of your Securities based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Securities. You would recognize gain or loss upon the sale or maturity of your Securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Securities. In general, your adjusted basis in your Securities would be equal to the amount you paid for your Securities, increased by the amount of interest you previously accrued with respect to your Securities. Any gain you recognize upon the sale, redemption or maturity of your Securities would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Securities, and thereafter, would be capital loss.
If the Securities are treated as a contingent debt instrument and you purchase your Securities in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the Securities, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Securities in the secondary market, you should consult your tax adviser as to the possible application of such rules to you.
Because of the absence of authority regarding the appropriate tax characterization of your Securities, it is possible that the Internal Revenue Service could seek to characterize your Securities in a manner that results in tax consequences to you that are different from those described above. For example, the Internal Revenue Service could possibly assert that any gain or loss that you recognize upon the maturity of the Securities should be treated as ordinary gain or loss. You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your Securities for U.S. federal income tax purposes.
Treasury Regulations Requiring Disclosure of Reportable Transactions.  Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on Internal Revenue Service Form 8886. An investment in the Securities or a sale of the Securities should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Securities or a sale of the Securities to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Securities.
Backup Withholding and Information Reporting.  If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:
•	payments of principal and interest on a Security within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and
•	the payment of the proceeds from the sale of a Security effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:
•	fails to provide an accurate taxpayer identification number,
•	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or
•	in certain circumstances, fails to comply with applicable certification requirements.
Payment of the proceeds from the sale of a Security effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of a Security that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:
•	the proceeds are transferred to an account maintained by you in the United States,
•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or
•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations, unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.
In addition, a sale of a Security effected at a foreign office of a broker will be subject to information reporting if the broker is:
•	a United States person,
•	a controlled foreign corporation for United States tax purposes,
•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or
•	a foreign partnership, if at any time during its tax year:
•	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or
•	such foreign partnership is engaged in the conduct of a United States trade or business, unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.
Non-United States Holders.  If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Securities but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities unless you comply with certain certification and identification requirements as to your foreign status.

ERISA Considerations
We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a “party in interest” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “disqualified person” (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”)) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code (“Plan”). The purchase of the Securities by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code (“Fiduciary”) would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Securities by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Securities on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for prohibited transactions that may arise from the purchase or holding of the Securities. These exemptions are PTCE 84-14 (for transactions determined by independent qualified professional asset managers), 90-1 (for insurance company pooled separate accounts), 91-38 (for bank collective investment funds), 95-60 (for insurance company general accounts) and 96-23 (for transactions managed by in-house asset managers). Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code also provide an exemption for the purchase and sale of securities where neither UBS nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). Upon purchasing the Securities, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Securities is eligible for relief under PTCE 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60, PTCE 96-23, the service provides exemption or another applicable exemption. The discussion above supplements the discussion under “ERISA Considerations” in the attached prospectus.

Supplemental Plan of Distribution
UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS the aggregate principal amount of the Securities specified on the front cover of this prospectus supplement. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered Securities at the original issue price applicable to the offered Securities to be resold. UBS Securities LLC and UBS Financial Services Inc. may resell Securities to securities dealers at a discount from the original issue price applicable to the offered Securities up to the underwriting discount set forth on the front cover of this prospectus supplement. In the future, we or our affiliates may repurchase and resell the offered Securities in market-making transactions. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the attached prospectus.
UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Securities. In addition, UBS, UBS Securities LLC, or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Securities after its initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.
TABLE OF CONTENTS
Prospectus Supplement
Prospectus

Introduction	3
Cautionary Note Regarding Forward-Looking Information	5
Incorporation of Information About UBS AG	7
Where You Can Find More Information	8
Presentation of Financial Information	9
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	10
Capitalization of UBS	10
UBS	11
Use of Proceeds	13
Description of Debt Securities We May Offer	14
Description of Warrants We May Offer	36
Legal Ownership and Book-Entry Issuance	53
Considerations Relating to Indexed Securities	59
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	62
U.S. Tax Considerations	65
Tax Considerations Under the Laws of Switzerland	76
ERISA Considerations	78
Plan of Distribution	79
Validity of the Securities	82
Experts	82

Bearish Return
Optimization
Securities

UBS AG $8,650,000 Securities
linked to the KBW Mortgage
Finance IndexSM
due August 8, 2008

Prospectus Supplement

August 2, 2007
(To Prospectus dated March 27, 2006)

UBS Investment Bank
UBS Financial Services Inc.